Exhibit 97.1

VAXART, INC.
COMPENSATION RECOVERY POLICY
(Adopted as of October 2, 2023)

1.         Introduction. Vaxart, Inc. (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and the listing requirements of The Nasdaq Capital Market, or such other national securities exchange on which the Company’s securities may be listed from time to time (the “Exchange”).

2.         Covered Executive Officers. This Policy applies to the Company’s current and former executive officers, as determined by the Company in accordance with Section 10D of the Exchange Act (the “Executive Officers”). This Policy does not apply to Incentive Compensation (defined below) received by an Executive Officer (a) prior to beginning services as an Executive Officer, or (b) if that person did not serve as an Executive Officer at any time during the performance period for such Incentive Compensation.

3.         Recovery in General; Applicable Restatements

a.         If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including a required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company shall cause the Company to recover reasonably promptly, and subject to the exceptions set forth below, any erroneously awarded Incentive Compensation (as defined in Section 4 below) received by each Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such a Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Company’s fiscal year).

b.         For purposes of clarity, a “Restatement” shall not be deemed to include changes to the Company’s financial restatements that do not involve the correction of an error resulting from material non-compliance with financial reporting requirements, as determined in accordance with applicable accounting standards and guidance.

c.         For purposes of this Policy, the date that the Company is required to prepare a Restatement shall be the earlier of (i) the date that the Board of committee thereof (or if Board or committee action is not required, the officer(s) of the Company authorized to take such action) concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

d.         For purposes of this Policy, Incentive Compensation shall be deemed to be “received” by an Executive Officer in the Company’s fiscal period during which the applicable Financial Reporting Measure (as defined in Section 4 below) specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

4.         Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Commission. Financial Reporting Measures include stock price and total shareholder return.

5.         Erroneously Awarded Compensation: Amount Subject to Recovery

a.         The amount to be recovered from an Executive Officer pursuant to this Policy in the event of a Restatement shall equal the amount of Incentive Compensation received by the Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.

b.         Where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in the Restatement (as in the case of Incentive Compensation based on stock price or total shareholder return), the Committee shall determine such amount based on a reasonable estimate of the effect of the Restatement on the applicable Financial Reporting Measure, and the Committee shall maintain documentation of any such estimate and provide such documentation to the Exchange.

6.         Exceptions to Recovery. Notwithstanding anything herein to the contrary, the Company need not recover erroneously awarded Incentive Compensation from an Executive Officer to the extent that the Committee determines that such recovery would be impracticable and either: (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Committee after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation to the Exchange of such reasonable attempt to recover the compensation); or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.

7.         Methods of Recovery

a.         The Committee will determine, in its absolute discretion and taking into account the applicable facts and circumstances, the method or methods for recovering any erroneously awarded Incentive Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). By way of example and not in limitation of the foregoing, methods of recovery that the Committee, in its discretion, may determine to use under the Policy may include one or more of the following methods to the extent permitted by applicable law (which rights shall be cumulative and not exclusive): repayment by the Executive Officer in immediately available funds, the forfeiture or repayment of Incentive Compensation, the forfeiture or repayment of time-based equity or cash incentive compensation awards, the forfeiture of benefits under a deferred compensation plan, and/or the offset of all or a portion of the amount of the erroneously awarded Incentive Compensation against other compensation payable to the Executive Officer.

b.         To the fullest extent permitted by applicable law (including, without limitation, Section 409A), the Committee may, in its sole discretion, delay the vesting or payment of any compensation otherwise payable to an Executive Officer to provide a reasonable period of time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances.

8.         No Indemnification. Notwithstanding the terms of any agreement, policy or governing document of the Company to the contrary, the Company shall not indemnify any Executive Officer against (a) the loss of any erroneously awarded Incentive Compensation, or (b) any claim relating to the Company’s enforcement of its rights under this Policy. By signing the Acknowledgement Agreement (defined below), each Executive Officer irrevocably agrees never to institute any claim against the Company or any subsidiary, knowingly and voluntarily waives his or her ability, if any, to bring any such claim, and releases the Company and any subsidiary from any such claim, for indemnification with respect to any expenses (including attorneys’ fees), judgments or amounts of compensation paid or forfeited by the Executive Officer in connection with the application or enforcement of this Policy.

9.         Administration.

a.         This Policy shall be administered by the Committee. The Committee shall have full and final authority to make all determinations under this Policy. In this regard, the Committee shall have no obligation to treat any Executive Officer uniformly and the Committee may make determinations selectively among Executive Officers in its business judgment. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and its employees.

b.         Notwithstanding the foregoing, the independent members of the Board may reserve to itself any or all of the authority or responsibility of the Committee under this Policy or may act as the administrator of the Policy for any and all purposes. To the extent the independent members of the Board have reserved any such authority or responsibility or during any time that the independent members of the Board are acting as administrator of the Policy, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 9(b)) shall include the independent members of the Board.

10.         Policy Not Exclusive. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

11.         Effective Date. This Policy shall apply to any Incentive Compensation that is received by an Executive Officer on or after October 2, 2023.

12.         Amendment; Termination. To the extent permitted by, and in a manner consistent with applicable law, including the rules of the Commission and the Exchange, the Committee may terminate, suspend or amend this Policy at any time in its discretion.

13.         Governing Law. To the extent not preempted by federal law, this Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

14.         Severability; Waiver. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically deemed to be amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. The waiver by the Company or the Committee with respect to compliance of any provision of this Policy by an Executive Officer shall not operate or be construed as a waiver of any other provision of this Policy, or of any subsequent acts or omissions by an Executive Officer under this Policy.

15.         Filings. The Committee shall cause the Company to make any filings with, or submissions to, the Commission and the Exchange that may be required pursuant to rules or standards adopted by the Commission or the Exchange pursuant to Section 10D of the Exchange Act.

16.         Acknowledgement by Executive Officers. The Company shall require each Executive Officer serving as such on or after the effective date of this Policy to sign and return to the Company an acknowledgement agreement in the form attached hereto as Exhibit A (or in such other form as may be prescribed by the Committee from time to time) (the “Acknowledgement Agreement”), pursuant to which the Executive Officer will affirmatively agree to be bound by, and to comply with, the terms and conditions of this Policy; provided that an Executive Officer’s failure or refusal to sign or return an Acknowledgement Agreement as provided herein shall not waive the Company’s right to enforce the Policy against such Executive Officer.

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ACKNOWLEDGEMENT AGREEMENT

VAXART, INC.
COMPENSATION RECOVERY POLICY

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Vaxart, Inc. Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement, including, upon demand, repaying to the Company fully and promptly (in immediately available funds denominated in U.S. dollars or otherwise as specified by the Company pursuant to the Policy) all amounts of erroneously awarded Incentive Compensation. Any capitalized terms used in this Acknowledgment Agreement without definition shall have the meaning set forth in the Policy.

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